UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2003

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 579-2800

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On December 16, 2003, Extreme Networks, Inc. (the “Company”) issued a press release announcing its preliminary results for the quarter ending December 28, 2003. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

During the Company’s Financial Analyst Day webcast on December 16, 2003, which webcast was previously announced to the public and is available on the Company’s website, the Company announced that it anticipated revenues for the quarter ending March 2004 to be in the range of $85 million to $90 million. In addition, the Company announced that it believed revenue growth of 15% to 25% from the December quarter of calendar 2003 to the December quarter of calendar 2004 was a reasonable expectation. The Company also stated its goal of achieving operating profitability of six percent to fourteen percent on a quarterly basis by the December quarter of calendar 2004.

The Company stated that it currently anticipates amortization charges of approximately $0.01 per share per quarter for the next twelve quarters in relation to the amortization of the value ascribed to the warrant that the Company recently issued to Avaya in connection with a recently announced strategic partnership. However, the final determination of the amount of and the period for amortization has not been made and therefore could vary from current expectations.

The foregoing includes forward looking statements regarding the Company’s expectations for its performance in future quarters. These statements are based upon current expectations and actual results could vary due to risks and uncertainties, including the effects of competition, marketplace conditions and the Company’s execution on its product introductions.

The information in this report shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press Release dated December 16, 2003 announcing Extreme Networks, Inc.’s preliminary second quarter results.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTREME NETWORKS, INC.

Date: December 18, 2003	By: /S/ GORDON L. STITT

Gordon L. Stitt President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 16, 2003 announcing Extreme Networks, Inc.’s preliminary second quarter results.